Form 4


        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)

1. Name and Address of Reporting Person*
   Last     First  Middle
   Kucher   Mark   D.

Street: 1226 Homer Street, Suite 301
City: Vancouver
State: British Columbia, Canada
Zip: V6B 2Y5

2. Issuer Name and Ticker or Trading Symbol
   Quepasa.com, Inc.       (PASAE.OB)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   January/2002

5. If Amendment, Date of Original (Month/Day/Year)
   12/04/2001

6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
[__] Director                   [X] 10% Owner
[__] Officer (give title below),[_] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
[ ] Form filed by One Reporting Person
[X] Form filed by More than One Reporting Person

                                 1 of 6



Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.Title of    2.Transaction 3.Transaction 4.Securities     5.Amount of    6.Ownership    7.Nature of
Security      Date	    Code          Acquired(A)      Securities     Form Direct(D) Indirect
(Instr. 3)		    (Instr. 8) 	  or Disposed	   Beneficically  or Indirect(I) Beneficial
                                          of(D)            Owned at End   (Instr. 4)     Ownership
                                          (Instr. 3,4,5)   of Month                      (Instr. 4)
                                                           (Instr. 3 & 4)

Common Stock  No Transaction     	  No Transaction    2,386,243      Direct
              Since Filing of             Since Filing of
	      Form 3 			  Form 3

Common Stock 01/04/2002 	J            (A)            1,475,000      Indirect      Informal
                                                                                         voting group

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of   2.Date        3.Title and   4.Conversion   5.Ownership     6.Nature of
Derivative   Exercisable   Amount of     or Exercise    Form of         Indirect
Security     and           Securities    Price of       Derivative      Beneficial
(Instr. 4)   Expiration    Underlying    Derivative     Securities:     Ownership
             Date          Derivative    Security       Direct (D) or   (Instr. 5)
             (MM/DD/YY)    Security                     Indirect (I)
                           (Instr. 4)                   (Instr. 5)
N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: On January 04, 2002, Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman reached an informal verbal understanding to vote their collective shares as a group on all matters pertaining to corporate governance. While Mark D. Kucher is a direct beneficial owner of 13.90% of the Issuer's outstanding shares of common stock, he may be deemed by the SEC as an indirect benficial owner of 22.5% of the Issuer's outstanding common stock due to the verbal understanding reached by the Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman.



/S/ Mark D. Kucher                             02/10/2002

/s/ Michael D. Silberman		       02/10/2002

/s/ Kevin Dieball			       02/10/2002

**Signature of Reporting Persons                  Date

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                     2 of 6

                                 ATTACHMENT

                       LIST OF ADDITIONAL REPORT REPORTING PERSONS

1. Name and Address of Reporting Person*
   Last      First   Middle
   Silberman Michael D.

Street: 5314 Round Meadow Road
City: Hidden Hills
State: California
Zip: 91302-1165

2. Issuer Name and Ticker or Trading Symbol
   Quepasa.com, Inc.       (PASAE.OB)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   January/2002

5. If Amendment, Date of Original (Month/Day/Year)


6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
[__] Director                   [ ] 10% Owner
[__] Officer (give title below),[X] Other (specify below)

While Michael D. Silberman is a direct beneficial owner of 6.21% of the Issuer's outstanding shares of common stock, he may be deemed by the SEC as an indirect benficial owner of 22.5% of the Issuer's outstanding common stock due to a verbal understanding reached by Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman reached an informal verbal understanding to vote their collective shares as a group on all matters pertaining to corporate governance.

7. Individual or Joint/Group Filing (Check Applicable Line)
[ ] Form filed by One Reporting Person
[X] Form filed by More than One Reporting Person

                                 3 of 6



Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.Title of    2.Transaction 3.Transaction 4.Securities     5.Amount of    6.Ownership    7.Nature of
Security      Date	    Code          Acquired(A)      Securities     Form Direct(D) Indirect
(Instr. 3)		    (Instr. 8) 	  or Disposed	   Beneficically  or Indirect(I) Beneficial
                                          of(D)            Owned at End   (Instr. 4)     Ownership
                                          (Instr. 3,4,5)   of Month                      (Instr. 4)
                                                           (Instr. 3 & 4)

Common Stock  08/30/2001        P         20,000 (A) 0.18	           Direct
Common Stock  09/05/2001        P         20,000 (A) 0.18		   Direct
Common Stock  09/07/2001        P         25,000 (A) 0.21		   Direct
Common Stock  09/18/2001        P         50,000 (A) 0.21		   Direct
Common Stock  09/19/2001        P         30,000 (A) 0.21		   Direct
Common Stock  10/02/2001        P         25,000 (A) 0.21		   Direct
Common Stock  10/03/2001        P         75,000 (A) 0.21		   Direct
Common Stock  10/05/2001        P         10,000 (A) 0.20		   Direct
Common Stock  10/09/2001        P         22,000 (A) 0.21		   Direct
Common Stock  10/19/2001        P         20,000 (A) 0.21		   Direct
Common Stock  10/19/2001        P         68,000 (A) 0.21		   Direct
Common Stock  11/30/2001        P        700,000 (A) 0.15  1,065,000       Direct

Common Stock  01/04/2002        J                (A)       2,796,243       Indirect      Informal
                                                                                         voting group

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of   2.Date        3.Title and   4.Conversion   5.Ownership     6.Nature of
Derivative   Exercisable   Amount of     or Exercise    Form of         Indirect
Security     and           Securities    Price of       Derivative      Beneficial
(Instr. 4)   Expiration    Underlying    Derivative     Securities:     Ownership
             Date          Derivative    Security       Direct (D) or   (Instr. 5)
             (MM/DD/YY)    Security                     Indirect (I)
                           (Instr. 4)                   (Instr. 5)
N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: On January 04, 2002, Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman reached an informal verbal understanding to vote their collective shares as a group on all matters pertaining to corporate governance. On December 4, 2001, Reporting Person Mark D. Kucher filed an initial Form 3. This Form 4 is an amendment to that filing, and Reporting Persons, Kevin Dieball and Mark D. Silberman join this Form 4 filing in accordance with Instruction 4(b)(v).

                                  4 of 6

1. Name and Address of Reporting Person*
   Last      First   Middle
   Dieball   Kevin

Street: 11252 East Appaloosa
City: Scottsdale
State: Arizona
Zip: 85259

2. Issuer Name and Ticker or Trading Symbol
   Quepasa.com, Inc.       (PASAE.OB)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   January/2002

5. If Amendment, Date of Original (Month/Day/Year)


6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
[__] Director                   [ ] 10% Owner
[__] Officer (give title below),[X] Other (specify below)

While Reporting Person Kevin Dieball is a direct beneficial owner of 2.4% of the Issuer's outstanding shares of common stock, he may be deemed by the SEC as an indirect benficial owner of 22.5% of the Issuer's outstanding common stock due to a verbal understanding reached by Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman reached an informal verbal understanding to vote their collective shares as a group on all matters pertaining to corporate governance.

7. Individual or Joint/Group Filing (Check Applicable Line)
[ ] Form filed by One Reporting Person
[X] Form filed by More than One Reporting Person

                                 5 of 6

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.Title of    2.Transaction 3.Transaction 4.Securities     5.Amount of    6.Ownership    7.Nature of
Security      Date	    Code          Acquired(A)      Securities     Form Direct(D) Indirect
(Instr. 3)		    (Instr. 8) 	  or Disposed	   Beneficically  or Indirect(I) Beneficial
                                          of (D)           Owned at End   (Instr. 4)     Ownership
                                          (Instr. 3,4,5)   of Month                      (Instr. 4)
                                                           (Instr. 3 & 4)

Common Stock  12/11/2001        P         100,000 (A) 0.19		  Direct
Common Stock  12/18/2001        P         100,000 (A) 0.15		  Direct
Common Stock  12/18/2001        P          50,000 (A) 0.15		  Direct
Common Stock  12/18/2001        P          50,000 (A) 0.13		  Direct
Common Stock  12/19/2001        P          40,000 (A) 0.18		  Direct
Common Stock  12/20/2001        P          60,000 (A) 0.19    410,000	  Direct

Common Stock  01/04/2002 	J                 (A)       3,451,243     Indirect       Informal
                                                                                         voting group

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of   2.Date        3.Title and   4.Conversion   5.Ownership     6.Nature of
Derivative   Exercisable   Amount of     or Exercise    Form of         Indirect
Security     and           Securities    Price of       Derivative      Beneficial
(Instr. 4)   Expiration    Underlying    Derivative     Securities:     Ownership
             Date          Derivative    Security       Direct (D) or   (Instr. 5)
             (MM/DD/YY)    Security                     Indirect (I)
                           (Instr. 4)                   (Instr. 5)
N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: On January 04, 2002, Reporting Persons Kevin Dieball, Mark Kucher and Michael D. Silberman reached an informal verbal understanding to vote their collective shares as a group on all matters pertaining to corporate governance. On December 4, 2001, Reporting Person Mark D. Kucher filed an initial Form 3. This Form 4 is an amendment to that filing, and Reporting Persons, Kevin Dieball and Mark D. Silberman join this filing in accordance with Instruction 4(b)(v).

                                       6 of 6